Levy Cohen & Co.

Registered Auditors

37 Broadhurst Gardens, London NW6 3QT

Tel: 020 - 7624 2251 Fax: 020 - 7372 2328
E - mail: lc@levy-cohen.co.uk

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-132270, 333-11220, 333-1946, 333-10794 and 333-113552 of Magic Software Enterprises Ltd., of our report dated 26 January 2004 relating to the balance sheets of the Magic Software Enterprises (UK) Limited as of December 31, 2002 and 2003 and the related statements of operations, changes in shareholders' equity for the three years in the period ended December 31, 2003, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2003.

Yours sincerely,

LEVY COHEN & CO.
Registered Auditors

10 June 2004